5000 Philadelphia Way • Lanham • Maryland • 20706-4417 • U.S.A.

Telephone: 301.731.4233 • Fax: 301.731.9606 • Internet: sales@integ.com • Web: http://www.integ.com

FOR IMMEDIATE RELEASE

CONTACT:

William Lewis

Chief Financial Officer

Integral Systems, Inc.

Phone: 301-731-4233

Fax: 301-731-9606

www.integ.com

Integral Systems Announces Record Financial Results

for the Third Quarter of 2007

Company Also Announces Quarterly Dividend of Seven Cents Per Share and Board

Considering Possible Stock Buyback

Lanham, Md., August 7, 2007 — Integral Systems, Inc. (NASDAQ-ISYS) today reported financial results for the third quarter of fiscal 2007. Revenues for the quarter were $35.9 million, up $8.5 million from the third quarter of fiscal 2006. Third quarter operating income was $5.3 million compared to $3.9 million for the third quarter last fiscal year, and net income was $3.8 million ($0.34 per diluted share) compared to $2.8 million ($0.25 per diluted share) for the third quarter of fiscal 2006.

The increase in revenue, operating income and net income in the third quarter of fiscal year 2007 was attributable to increased shipments in all business segments of the Company. Net income and diluted EPS included $382,000 pretax expense and $254,000 net loss, respectively, for legal services related to the previously reported Securities and Exchange Commission (SEC) investigation and related inquiry by NASDAQ.

“Adding to our strong third quarter performance compared to the same period last year, the Company’s bookings continued to be strong with $44.7 million in new business booked during the quarter” commented Alan Baldwin, Chief Executive Officer. “Our total bookings year to date for fiscal year 2007 were $127.3 million and our backlog as of June 30th was $279.4 million”, Baldwin reported.

For the nine months ended June 30, 2007, revenues were $92.3 million compared to $88.8 million for the nine months ended June 30, 2006. For the current nine-month period, operating income was $11.3 million compared to $13.7 million for the same period last year, and net income was $8.0 million compared to $9.4 million for the same period last year. The current nine-month period results include $2.1 million pretax expenses and $1.4 million net loss, respectively, for fiscal year 2007 legal services related to the SEC investigation. On a fully diluted per share basis, net income was $0.72 during the nine months ended June 30, 2007 compared to $0.85 during the comparable period for fiscal 2006.

The Company now anticipates that revenue for fiscal year 2007 will be $130 million, up approximately 13% over revenue posted in fiscal year 2006, which is consistent with the Company’s previously issued guidance. In addition, due to improvements in its gross margins, primarily in its Commercial operations,

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and improvements in its net interest income, the Company now expects net income to be $1.12 per fully diluted share for fiscal year 2007 and believes operating income, net income and fully diluted earnings per share for fiscal year 2007 will be in line with fiscal year 2006. This guidance excludes the legal fees associated with the SEC investigation and related inquiry by NASDAQ and also excludes a potential benefit of up to $1 million that may be available to the Company in connection with the Company’s review of a research and development tax credit for the years 2001 through 2006. The availability of any such tax credit will be subject to review by the Internal Revenue Service.

In addition, the Company’s Board of Directors has declared a cash dividend of $0.07 per share to all stockholders of record as of the close of business on August 29, 2007. The dividend is scheduled to be paid on or about September 26, 2007. The Company also announced that its Board of Directors is currently considering implementing a stock buy back of up to $50 million.

Mr. Baldwin and Mr. Lewis, the CFO, will host a conference call Thursday, August 9, 2007 at 11:00 a.m. Eastern Time (ET) to discuss the earnings release and other Company business. To participate or listen to the call, dial 800-837-5450. A replay of the conference call can be heard from 12:30 PM ET Thursday August 9, 2007 through 12:30 PM ET Saturday, August 11, 2007 by dialing 800-633-8284 or 402-977-9140. Ask for reservation number 21345727.

Founded in 1982, Integral Systems is a leading provider of satellite systems and has supported over 205 different satellite missions for communications, science, meteorological and earth resource applications. The Company was the first to offer an integrated suite of Commercial Off-the-Shelf (COTS) software products for satellite command & control, the EPOCH IPS product line. EPOCH has become a world market leader in commercial applications with successful installations on 5 continents.

Through its wholly owned subsidiary SAT Corporation, the Company provides satellite and terrestrial communications signal monitoring systems to satellite operators and users throughout the world. The Company also provides software for equipment monitoring and control to satellite operators and telecommunications firms through its Newpoint Technologies, Inc. subsidiary. The Company’s RT Logic subsidiary builds telemetry processing systems for military applications including tracking stations, control centers and range operations. The Company’s Lumistar, Inc. subsidiary is a provider of system level and board level telemetry acquisition products. Integral Systems has approximately 460 employees working at Company headquarters in Lanham, Maryland, and at other locations in the U.S. and Europe. For more information, visit http: //www.integ.com.

Except for statements of historical facts, this news release contains forward-looking statements about the Company, including but not necessarily limited to the Company’s financial projections, all of which are based on the Company’s current expectations. There can be no assurance that the Company’s projections will in fact be achieved and these projections do not reflect any acquisitions or divestitures that may occur in the future. The forward-looking statements contained in this news release are subject to additional risks and uncertainties, including the Company’s reliance on contracts and subcontracts funded by the U.S. government, intense competition in the ground systems industry, the competitive bidding process to which the Company’s government and commercial contracts are subject, the Company’s dependence on the satellite industry for most of its revenues, rapid technological changes in the satellite industry, the Company’s acquisition strategy and those other risks noted in the Company’s SEC filings. The Company assumes no obligation to update or revise any forward-looking statements appearing in this news release.

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INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three and Nine Months Ended June 30, 2007 and 2006

	Three Months Ended June 30,		Nine Months Ended June 30,
	2007 (unaudited)	2006 (unaudited)	2007 (unaudited)	2006 (unaudited)

Revenue	$35,871,536	$27,415,992	$92,306,551	$88,825,652

Total Cost of Revenue	24,422,578	18,200,845	62,063,462	59,552,136

Gross Margin	11,448,958	9,215,147	30,243,089	29,273,516

Operating Expenses
SG&A	5,254,590	4,286,954	16,512,339	11,706,574
Research and Development	663,921	563,236	1,636,365	2,149,569
Product Amortization	206,050	400,000	618,150	1,200,000
Intangible Asset Amortization	40,156	104,262	159,469	483,028

Total Operating Expenses	6,164,717	5,354,452	18,926,323	15,539,171

Income from Operations	5,284,241	3,860,695	11,316,766	13,734,345

Other Income	459,815	479,418	896,567	974,293

Income Before Income Taxes	5,744,056	4,340,113	12,213,333	14,708,638

Income Taxes	1,925,965	1,589,532	4,194,465	5,343,947

Net Income	$3,818,091	$2,750,581	$8,018,868	$9,364,691

Weighted Average Number of Common Shares Outstanding During Period	11,167,556	11,026,439	11,110,724	10,857,121

Earnings Per Share (Basic)	$0.34	$0.25	$0.72	$0.86

Weighted Average Number of Fully Diluted Common Shares Outstanding During Period	11,202,735	11,221,116	11,148,864	10,993,572

Earnings Per Share (Diluted)	$0.34	$0.25	$0.72	$0.85

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